EXHIBIT (h)(6)(b)

                                  FORWARD FUNDS

                               ADMINISTRATIVE PLAN
                FOR ADVISOR, INVESTOR, A CLASS AND C CLASS SHARES
                                       OF
                          ACCESSOR U.S. GOVERNMENT FUND

         Forward Funds (the "Trust") is an open-end management investment company registered as such under the Investment Company Act of 1940 (the "Act"). This Administrative Plan ("Administrative Plan") refers to the Advisor, Investor, A Class and C Class shares of the Accessor U.S. Government Fund (the "Government Fund").

SECTION 1.   SERVICE AGREEMENTS; ANNUAL FEES

         Administrative Agreements. The Trust is authorized to enter into an Administrative Agreement on behalf of the Advisor Class, Investor Class, A Class and C Class shares of the Government Fund (the "Agreement"), the form of which shall be approved by the Board of Trustees of the Trust (the "Board") and each Agreement then ratified by the Board at the next quarterly meeting, with Forward Management, LLC ("Forward Management") to provide the services listed in Schedule A. Forward Management may, in its discretion, delegate the performance of some or all of these services to other persons ("Service Providers"); provided, however, that Forward Management will not delegate the performance of the services to any Service Provider that receives a separate fee for services paid under any distribution and service plan adopted under Rule 12b-1 of the Act for any portfolios of the Trust in the Accessor series.

         Administrative Fee. The Advisor Class, Investor Class, A Class and C Class shares of the Government Fund shall pay directly to Forward Management, a non-distribution related administrative fee under the Administrative Plan at an annual rate of 0.25% of the average daily net assets of the Government Fund attributable to the Class (the "Administrative Fee").

         Payment of Fees. The Administrative Fees will be calculated and accrued daily and paid monthly or at such other intervals as the Board may determine by each Class at the annual rate indicated above.

SECTION 2.   EXPENSES NOT COVERED BY THE PLAN

         With respect to Investor Class shares, the Government Fund may also enter into Administrative Services Agreements with Service Providers and pay an additional fee of up to 0.25% of the average daily net assets attributable to the Investor Class for non-distribution related service fees to Service Providers who provide personal and/or account maintenance services to their clients who may from time to time beneficially own shares of the Government Fund to the extent the Service Provider is permitted to do so under applicable statutes, rules and regulations. By way of example, such services may include some or all of the following: (i) shareholder liaison services; (ii) providing information periodically to clients showing their positions in Government Fund shares and integrating such statements with those of other transactions and balances in clients' other accounts serviced by the Service Organizations; (iii)

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responding to client inquiries relating to the services performed by the Service
Organizations; (iv) responding to routine inquiries from clients concerning their investments in Government Fund shares; and (v) providing such other similar services to clients as the Government Fund may reasonably request to the extent the Service Organizations are permitted to do so under applicable statutes, rules and regulations.

SECTION 3.   APPROVAL OF BOARD

         This Administrative Plan and each related agreement must be approved by a majority of the Board ("Board Approval") and by a majority of the Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of this Administrative Plan or any such agreement ("Disinterested Trustee Approval"), by vote cast in person at a meeting called for the purposes of voting on such agreement. All determinations or authorizations of the Board hereunder shall be made by Board Approval and Disinterested Trustee Approval.

SECTION 4.   CONTINUANCE OF THE PLAN

         This Administrative Plan may continue in effect for longer than one year after its initial implementation only as long as such continuance is specifically approved at least annually by Board Approval and by Disinterested Trustee Approval, cast in person at a meeting called for the purpose of voting on this Administrative Plan.

SECTION 5.   TERMINATION

         This Administrative Plan may be terminated at any time by a vote of the Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Administrative Plan or any agreement related to the implementation of the Administrative Plan, cast in person at a meeting called for the purposes of voting on such termination.

SECTION 6.   AMENDMENTS

         This Administrative Plan may not be amended in any material respect without Board Approval and Disinterested Trustee Approval.

SECTION 7.   WRITTEN REPORTS

         In each year during which this Administrative Plan remains in effect, a person authorized to direct the disposition of monies paid or payable by the Government Fund pursuant to the Administrative Plan or any related agreement will prepare and furnish to the Board, and the Board will review, at least quarterly, written reports which set out the amounts expended under the Administrative Plan and the purposes for which those expenditures were made.

Date:  September 1, 2008


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                                   SCHEDULE A

The services to be provided pursuant to the Administrative Plan adopted with respect to the Advisor Class, Investor Class, A Class and C Class shares of the Accessor U.S. Government Money Fund:

1.       Answer shareholder queries about the status of their accounts.
2. Provide shareholders with transaction status over the phone and/or the Internet.
3. Provide information on distributions, returns, and yields of the Government Fund over the phone and/or the Internet.
4. Provide information on the management of the Government Fund, including the holdings, industries and sectors.
5. Provide information on the maturity distribution average coupon and credit quality of the holdings.
6. Provide supplemental information on tax related issues such as state specific holding periods on fund distributions.